news	UNIT CORPORATION
7130 South Lewis Avenue, Suite 1000, Tulsa, Oklahoma 74136
Telephone 918 493-7700, Fax 918 493-7711

Contact:	David T. Merrill
Chief Financial Officer & Treasurer
(918) 493-7700

For Immediate Release…
February 9, 2010

UNIT CORPORATION ANNOUNCES SEGMENT INFORMATION REGARDING 2009 TOTAL PROVED RESERVES AND PRODUCTION AS WELL AS THE SALE OF EIGHT DRILLING RIGS

Tulsa, Oklahoma . . . Unit Corporation (NYSE – UNT) announced the following information regarding its exploration segment for 2009 and certain 2010 information.

Oil and Natural Gas Segment Information

(The following information is unaudited and preliminary.  Audited results will be provided in our Annual Report on Form 10-K for the year ended December 31, 2009.)

For 2009 this segment achieved the following reserve and production results :

•	Year end proved reserves of 577.0 billion cubic feet equivalents (Bcfe).
•	Oil and natural gas production of 60.7 Bcfe.

This segment replaced 175% of its 2009 production (excluding negative revisions of 38 Bcfe), or 113% when those revisions are taken into account.

2009 Total Proved Oil and Natural Gas Reserves

Total proved reserves at December 31, 2009 were 577.0 Bcfe of natural gas, consisting of 11.7 million barrels (MMbls) of oil, 14.7 MMbls of natural gas liquids (NGLs) and 419.1 Bcf of natural gas.  This represents a 1% increase over 2008 year-end total proved reserves.  Eighty percent of the company’s proved oil and natural gas reserves are “proved developed”, with the remaining 20% comprising “proved undeveloped” reserves.  Natural gas comprises 73% of the total proved reserves.

Ryder Scott Company, L.P. (Ryder Scott), an independent reserve engineering firm, audited the company’s proved reserves.  Their audit covered properties that made up about 85% of the company’s total proved reserves at year end 2009.

The following details the changes to our proved reserves after December 31, 2008:

Proved Reserves
(Bcfe)
Proved Reserves, at December 31, 2008	569.4
Revisions of previous estimates*	(37.9)
Extensions, discoveries and other additions	105.9
Purchases of minerals in place	0.3
Production	(60.7)
Proved Reserves, at December 31, 2009	577.0

*Includes 26 Bcfe of pricing related revisions.

The estimated future net cash flow from our December 31, 2009 total proved reserves, before income taxes, is $1.4 billion.  The present value of those reserves (before income taxes and discounted at 10% (PV-10)) is about $0.8 billion.  These value estimates were made using unescalated prices of $61.18 per barrel of oil, $34.44 per barrel of NGLs and $3.86 per Mcf of natural gas, adjusted for price differentials, for the estimated life of the respective properties.  PV-10 is a non-GAAP financial measure.  See below for the reconciliation of PV-10 to the standardized measure of discounted future net cash flows as defined by GAAP.

Revised SEC Rules

The company’s proved reserves were calculated using the Securities and Exchange Commission’s (SEC) revised rules that went into effect with year-end 2009 reserve reporting.  Instead of using the prices existing at year-end to calculate the reserves as previously required under the SEC’s old rules, the prices used were the average of the prices existing on the first day of each prior 12 months. Consequently, the prices used in our reserve estimates were $3.86 per million British thermal units (MMbtu) for natural gas, $61.18 per barrel, and $34.44 per barrel for NGL, as opposed to $5.79 per MMbtu for natural gas, $79.36 per barrel for oil and $55.13 per barrel for NGLs, which would have been the prices used under the old SEC rules.  Unit’s proved reserves using the old SEC pricing rules would have been approximately 608.7 Bcfe at December 31, 2009.  This would have resulted in 164% replacement of production, as compared to 113% under the new SEC rules, and reserve growth of 7%.

Preliminary 2009 Production and Wells Drilled

Production during the fourth quarter of 2009 by this segment was 295,000 barrels of oil, 346,000 barrels of NGLs and 10.5 Bcf of natural gas, or 14.3 Bcfe, a decrease of 2% and 15% over the third quarter of 2009 and the fourth quarter of 2008, respectively.  Total production for 2009 was 60.7 Bcfe, a decrease of 4% from the 63.4 Bcfe produced in 2008.

During 2009 the company participated in the drilling of 95 wells compared to 278 wells in 2008, a reduction of 66%.

2010 Contract Drilling Segment Rig Fleet Update

In January and February 2010, the company’s contract drilling segment entered into contracts to sell eight of its idle mechanical drilling rigs to an unaffiliated third party.  These drilling rigs ranged in horse power from 800 to 1,000.  The closing on one of these drilling rigs occurred on February 1, 2010.  Five more are scheduled to close during the first quarter of 2010 with the last transaction for the remaining two rigs anticipated to close during the second quarter of 2010.  Proceeds from the sale of all the drilling rigs will be $23.9 million resulting in an estimated gain of $6.1 million.  On completion of these transactions, this segment will have 122 drilling rigs in its fleet.

Management Comments

Larry Pinkston, President and Chief Executive Officer of Unit Corporation, said:  “The 2009 year was a very challenging one.  Our oil and natural gas segment intentionally reduced its drilling activities to almost a standstill during the first half of the year while commodity prices were rapidly decreasing.  By mid-year 2009, with the cost to drill and complete wells decreasing in some regions by as much as 40% to 50%, we began to increase our exploration efforts.  We exited 2009 with an active drilling program and plan to continue that program into 2010.  During 2010, we plan to drill 175 wells, compared to 95 in 2009.  Our preliminary annual production guidance for 2010 is approximately 66.0 to 67.0 Bcfe, an increase of 9% to 10% over 2009.

“The new SEC rule pertaining to how year-end reserve report prices are determined, particularly its impact on our natural gas price, had a significant negative impact on the outcome of our 2009 year end reserves.  However, even with a significantly low level of drilling activity and the new SEC pricing rules, we were still able to overcome negative reserve revisions of 38 Bcfe, grow reserves and reduce significantly the level of long-term debt outstanding.

“The proceeds from sale of the eight idle mechanical drilling rigs will be used in our contract drilling segment to accelerate its 2010 plans to refurbish and upgrade more rigs in the fleet targeted toward horizontal drilling activity.  The upgrades to the rigs will result in performance improvements and additional customer opportunities.”

Fourth Quarter and Year-End 2009 Webcast

Unit will release its fourth quarter and year-end 2009 earnings and host a conference call on Tuesday, February 23, 2010.  The webcast will be broadcast live over the Internet at 11:00 a.m. Eastern time at http://www.unitcorp.com.

Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and natural gas exploration, production, contract drilling and natural gas gathering and processing.  Unit’s Common Stock is listed on the New York Stock Exchange under the symbol UNT.  For more information about Unit Corporation, visit its website at http://www.unitcorp.com.

This news release contains forward-looking statements within the meaning of the private Securities Litigation Reform Act.  All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including the impact that the current decline in wells being drilled will have on production and drilling rig utilization, productive capabilities of the Company’s wells, future demand for oil and natural gas, future drilling rig utilization and dayrates, projected growth of the Company’s oil and natural gas production, oil and gas reserve information, as well as the ability to meet its future reserve replacement goals, anticipated gas gathering and processing rates and throughput volumes, the prospective capabilities of the reserves associated with the Company’s inventory of future drilling sites, anticipated oil and natural gas prices, the number of wells to be drilled by the Company’s oil and natural gas segment, development, operational, implementation and opportunity risks, possibility of future growth opportunities, and other factors described from time to time in the Company’s publicly available SEC reports.  The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

We report our financial results in accordance with generally accepted accounting principles (GAAP).  We believe certain non-GAAP performance measures provide users of our financial information and our management additional meaningful information to evaluate the performance of our company.

Unit Corporation
Unaudited Reconciliation of PV-10 to Standard Measure
December 31, 2009

PV-10 is the estimated future net cash flows from proved reserves discounted at an annual rate of 10 percent before giving effect to income taxes.  Standardized Measure is the after-tax estimated future cash flows from proved reserves discounted at an annual rate of 10 percent, determined in accordance with GAAP.  The company uses PV-10 as one measure of the value of its proved reserves and to compare relative values of proved reserves among exploration and production companies without regard to income taxes.  The company believes that securities analysts and rating agencies use PV-10 in similar ways.  The company’s management believes PV-10 is a useful measure for comparison of proved reserve values among companies because, unlike Standardized Measure, it excludes future income taxes that often depend principally on the characteristics of the owner of the reserves rather than on the nature, location and quality of the reserves themselves.  Below is a reconciliation of PV-10 to Standardized Measure:

2009
($ in billions)
PV-10 at December 31, 2009	$ 0.8
Discounted effect of income taxes	(0.3)
Standardized Measure at December 31, 2009	$ 0.5